Exhibit 99.1

STORE Capital Announces November Rent Collections of 90%

SCOTTSDALE, Ariz., November 23, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that as of November 20, 2020, STORE Capital had received rent payments representing 90% of contractual base rent and interest for the month of November.

“Our November rent collections mirror those of October, with virtually all our locations continuing to be open for business,” said Christopher Volk, STORE Capital’s Chief Executive Officer. “We and our roster of leading national and regional tenants remain extremely encouraged about the long-term business climate, especially given the effectiveness demonstrated by the upcoming multiple vaccines designed to address the pandemic. Notably, our November collections represented a continuation of prior months, with no new tenants requesting lease deferrals, and with the remaining deferrals centered in a few highly impacted industries, foremost including movie theaters and early childhood education.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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